Filed Pursuant to Rule 433

Registration Statement No. 333-218972

Issuer Free Writing Prospectus dated November 8, 2018

Relating to Preliminary Prospectus Supplement dated November 7, 2018

BAIDU, INC.

Pricing Term Sheets

4.375% Notes due 2024 (the “2024 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$600,000,000
Maturity Date:	May 14, 2024
Coupon (Interest Rate):	4.375%
Public Offering Price:	99.802% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2024 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.416%
Spread to Benchmark Treasury:	1.330%
Benchmark Treasury:	2.875% due 10/31/2023
Benchmark Treasury Price and Yield:	99-01 and 3.086%
Interest Payment Dates:	May 14 and November 14, commencing May 14, 2019
Interest Payment Record Dates:	April 30 and October 31
Optional Redemption:

Make Whole Call at any time prior to April 14, 2024 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.

Par Call at any time from or after April 14, 2024 at a redemption price equal to 100%.

Trade Date:	November 8, 2018
Settlement Date:	November 14, 2018
CUSIP / ISIN:	056752 AM0 / US056752AM06
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC

4.875% Notes due 2028 (the “2028 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$400,000,000
Maturity Date:	November 14, 2028
Coupon (Interest Rate):	4.875%
Public Offering Price:	99.546% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2028 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.933%
Spread to Benchmark Treasury:	1.700%
Benchmark Treasury:	2.875% due 08/15/2028

Benchmark Treasury Price and Yield:	97-00+ and 3.233%
Interest Payment Dates:	May 14 and November 14, commencing May 14, 2019
Interest Payment Record Dates:	April 30 and October 31
Optional Redemption:

Make Whole Call at any time prior to August 14, 2028 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 30 basis points.

Par Call at any time from or after August 14, 2028 at a redemption price equal to 100%.

Trade Date:	November 8, 2018
Settlement Date:	November 14, 2018
CUSIP / ISIN:	056752 AN8 / US056752AN88
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	see “Risk Factors – Risks Related to the Notes – Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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